Exhibit 4.16

Supply Contract and Distribution-Agreement

between

Changzhou Trina Solar Energy Co., Ltd No. 2 Xin Yuan Yi Road, Electronics Park, New District, Changzhou, Jiangsu, Zipcode 213031, China organized and existing under the laws of China, represented by Jifan Gao, CEO or by Arturo Herrero, Director, Sales & Marketing, each of them with sole power of representation,

- hereinafter called “TRINA” –

and

IBC-SOLAR AG, Am Hochgericht 10, 96231 Bad Staffelstein, Germany organized and existing under the laws of Germany, represented by Udo Möhrstedt, CEO or by Christian Lieberth, Purchasing Manager, each of them with sole power of representation,

- hereinafter called “IBC” -

- hereinafter called individually as a “party”, or, collectively, as the “parties” –

Preamble

Both parties are working on the field of photovoltaic energy-production, however in different segments of the business:

TRINA is a vertically integrated manufacturer of solar-modules in mono- and polycrystalline technology.

IBC is working as a whole-selling company and system-integrator for photovoltaic solar-systems in Germany, Europe and other countries all over the world.

Both parties agree to establish and improve a long-term strategic cooperation to develop photovoltaic-business in Germany and other countries. Both parties agree in the strategic goal to reduce the costs of photovoltaic systems year by year to make photovoltaic-systems more competitive against other energy-production-systems. For that TRINA appoints IBC as a distributor for the sale and marketing of TRINA-solar-modules in Germany, Europe and other countries as well. IBC is willing to act as Distributor for TRINA-solar-modules in the defined countries.

NOW THEREFORE, the Parties hereby agree as follows:

1.	Object and Purpose

1.1	TRINA hereby appoints IBC as a distributor for its products. A detailed description of the products currently covered by this agreement (the “Products”) is set forth in Annex 3.

1.2	IBC shall purchase Trina branded Products from TRINA in its own name and for its own account and shall sell them to third parties in its own name and for its own account.

2.	Territory

2.1	IBC is allowed and obliged to promote and sell the Products to customers worldwide.

3.	Obligations of BC

3.1	IBC will do its best efforts to develop, promote and sell the Products using marketing strategies agreed with TRINA from time to time and to expand the sale of the Products. IBC will not do anything which may hinder or interfere with such sales.

3.2	IBC will pay or ensure payment to TRINA of all sums due to TRINA for sales of the Products in accordance with this Agreement.

3.3	IBC will carry out customer and warranty services for the Products in accordance with the warranty terms given by TRINA as set forth in Annex 2 (the “Warranty Terms”). TRINA shall have the right to give instructions regarding the execution of such services. Conflicts between IBC and TRINA concerning the handling of service or warranty will be solved by mutual agreement.

3.4	IBC will receive TRINA’s representatives from time to time and grant such representative any assistance required in assessing the market. In that case, TRINA shall not have the right to demand names and addresses of customers of IBC or selling prices of the Products.

3.5	IBC will observe at all times any and all applicable rules and regulations regarding fair competition and the avoidance of corruption and other illicit business practices. Furthermore, IBC shall inform TRINA about any unfair competition practices of third parties with regard to the Products as well as possible infringements of patents and other intellectual property rights of TRINA with regard to the Products without undue delay and in writing.

3.6	IBC will inform TRINA without undue delay in writing should any third party acquires direct or indirect control of IBC.

4.	Minimum Purchase Quantity, Forecasts and Market Information

4.1	IBC shall be obliged to purchase Products with an overall minimum capacity of 17,0 MWp in 2007 and 23,0 MWp in 2008. The allocation of this minimum purchase requirement to each Product category is specified in Annex 4.

4.2	For the period of 2007 and 2008 IBC is willing to purchase Products with an overall capacity of up to 22,0 MWp in 2007 and 30,0-40,0 MWp in 2008. In case TRINA will have supplementary availability of Products above the contracted 17 MWp, TRINA will offer these supplementary Products preferred to IBC to fulfil IBC’s demand by sending written Proforma Invoice to IBC with commercial condition including price and payment term. IBC shall give notice within 10 days after delivery of offer by TRINA on whether it accepts the offer or not. If IBC does not reply within 10 days or if IBC deny such offer within 10 days then TRINA has the right to sell these products to other customers.

4.3

For the period after 2008 both parties agree, in case that the contract should not be terminated, it is automatically extended by one further year. In all subsequent years the notice period is 3 months to December 3lst off the current year.

4.4

IBC shall give TRINA a written purchase order for the Products for the following month on the 10th day of each calendar month. TRINA will confirm or reject this purchase order latest within 1 week. Rejecting of offers is only possible for supplementary quantities, but not for agreed contract quantities according to annex 4. The confirmed purchase order shall be binding for both parties.

4.5	IBC shall give TRINA with a written purchase forecast for the following three months. TRINA shall confirm or reject this purchase forecast latest within 2 weeks. Rejecting of offers is only possible for supplementary quantities, but not for agreed contract quantities according to annex 4. The purchase forecast shall be binding for both Parties with an allowance of +-20%.

4.6	Prior to the beginning of each calendar quarter, IBC shall give TRINA a written estimation regarding the anticipated purchase figures for the Products for the following half year for planning purposes. These purchase forecasts will not be binding upon the Parties.

4.7	IBC shall inform TRINA about the development of the market for the Products, any changes of the legal and regulatory environment affecting the sale and distribution of the Products in the Territory and the behaviour of the competitors.

5.	Obligations of TRINA

5.1	TRINA will deliver the Products on the basis of confirmed orders placed by IBC and TRINA, provided, however, that the orders have been made according to the regulations of this Agreement.

5.2	TRINA will deliver the Products according to the specifications in Annex 3 and in accordance to all other written technical agreements between both parties.

5.3	TRINA will deliver the Products on a very high quality-level. TRINA will at every time do his best efforts to improve quality and reliability of the Products. Especially TRINA will work on a high relative power-output of the solar-modules at lower insolation compared to the nominal power at nominal insolation to ensure a high energy-production of these modules per year.

5.4	TRINA will deliver the Products certified according to international rules, esp. IEC 61215:2005, IEC 60904-1, IEC 60904-3 and TÜV-safety-class II in the actual and valid version. If the certifications are still in the testing procedure, Trina provides IBC a confirmation from the testing institute that Trina has applied for the both tests. When IEC 61730-1 becomes mandatory in Europe IBC will only accept modules according to this standard.

5.5	TRINA will acknowledge any official test-result from a first-class international research-institute such as Fraunhofer ISE in Freiburg or TÜV-Rheinland in Cologne (or any other reputable institute) concerning the Products. If in any case discrepancy is found between TRINA’s specification and institute test-result, TRINA ensures to take action to supply Products according to the specification and to replace the originated damage.

5.6	TRINA will support IBC in customer and warranty services for the Products in accordance with the warranty-terms in Annex 2. TRINA will bear all costs for warranty-services according to TRINA’s obligation as set forth in Annex 2 once both parties reach mutual agreement.

5.7	TRINA will receive IBC’s representatives from time to time and grant such representative any assistance required in assessing the Products, the quality and the manufacturing of the Products.

5.8	TRINA will observe at all times any and all applicable rules and regulations regarding fair competition and the avoidance of corruption and other illicit business practices. Furthermore, TRINA shall inform IBC about any unfair competition practices of third parties with regard to the Products as well as possible infringements of patents, trade-marks and other intellectual property rights of IBC without undue delay and in writing.

5.9	TRINA will inform IBC without undue delay in writing should any third party acquire direct or indirect control of TRINA.

5.10	void

5.11	TRINA will keep clear sales-structures. This means, that in Europe TRINA will establish only distributors (wholesalers) in Europe, but will not offer or deliver the Products to end-users or installers (exception for customers with a demand of above 3MWp/Year). If IBC asks for customer-protection or project-protection TRINA will give such protection and will not offer or deliver directly with the exception, that TRINA can clearly prove, that TRINA had continuous business with such customers before our request.

5.12	TRINA shall advise and support IBC in connection with the establishment and operation of its business as well as with regard to the servicing of the Products and to use all reasonable endeavours to meet all orders for the Products forwarded to TRINA by IBC in accordance with the terms of this Agreement.

5.13	TRINA shall provide such information and support as may reasonably be requested by IBC to enable it properly and efficiently to discharge its duties under this Agreement.

6.	Prices and Payments

6.1	The price for each Product will be calculated on the basis of the formulae set forth in Annex 5. All prices quoted in the price list are net prices to which VAT, sales or other taxes and levies shall be added as required under applicable statutes, rules and regulations. All taxes and levies that are by applicable statutes, rules and regulations required to be paid by TRINA shall be paid by TRINA. All other taxes or levies shall be paid by IBC.

6.2	Prices and payment terms shall be fixed bindingly for each calendar quarter at least 12 weeks before the beginning of this calendar quarter. A changed price for the following calendar quarter becomes valid when both parties agree on that new Annex 5 in writing.

6.3

Prices and payment terms shall be fair and reasonable according to the market-situation. Both parties have the right to request a price adaptation for the following quarter. In case both parties can not agree on new pricing and payment terms for the following calendar quarter, both parties will supply information on pricing and market to explain their position. Both parties will always engage to find a mutual agreement on pricing. In case both parties can not find an agreement on new pricing for a calendar quarter even after such discussion, the old price for a calendar quarter stays valid for the next calendar quarter. In case this automatic extension of price-validity has taken place for 2 calendar quarters following each other, both parties have the right to reduce shipments. In general both parties agree in the goal to reduce pricing by at least [****] † per year.

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

6.4	All deliveries of Products are due and payable in U.S. Dollars without any deduction whatsoever on an irrevocable L/C (irrevocable Letter of Credit of a first class international recognized bank) in starting business. Later on, after having mutual experience and confidence between TRINA and IBC all deliveries can be paid by D/P (Documents against Payment) basis 30 days after issuance of the bill of lading unless otherwise agreed in purchase order or proforma invoice. All deliveries hereunder shall be made on a CIF (Incoterms 2000) basis to a European seaport.

TRINA reserves the right to charge interest on overdue balances at a rate of 5 percentage points above the discount interest rate of the European Central Bank in effect from time to time.

6.5	If no payment in full of any amount due hereunder has been received within 60 days of the invoice date by TRINA of IBC for any shipment of the Products ordered by IBC hereunder then TRINA shall have the right to cancel the respective order by IBC and dispose otherwise of such shipment at its sole discretion. Before TRINA disposes any shipment to another customer, TRINA will inform IBC and give him a time of 14 days to fulfil the delayed payment-request.

6.6	IBC shall be free to determine its own prices and conditions in reselling the Products. We will work on mutual agreement in case of any conflict.

6.7	The delivered goods remain property of Trina until all his rights to IBC that are based on the delivery according to Art.6 of this agreement have been fulfilled. Should the delivered goods be connected with other goods or be processed by IBC, then the goods are partially property of Trina to the fraction that corresponds to the relation of the delivered goods to the other goods used by IBC on time of connection. Mortgage, transfer of ownerships as security on a debt or other degrees that restrict the right of property are not admissible. Intervention costs are chargeable to IBC.

7.	Withdrawal of Products and Specification Changes

7.1	TRINA is entitled to vary Annex 3 so as to exclude from this Agreement such one or more of the Products as it thinks fit if for any reason the production of such Products has been permanently discontinued or some other reasons by giving written notice hereof to IBC.

7.2	TRINA is also entitled to make changes to the specifications of the Products which do not adversely affect the performance of such Product and shall give written notice of such changes to IBC without undue delay.

7.3	At any time TRINA shall be entitled to add any Products.

7.4	TRINA shall inform IBC in writing about any exclusion or adding of products and about any change in specification including optical changes at least 2 months before shipment of Products by sending a revised version of Annex 3. Changes become valid when IBC accepts them in writing. If - after detailed examination - IBC can not accept the changes, IBC will be released from his obligation to purchase the Products. There shall be no change in already written confirmed orders towards the distributor.

8.	Effective Date, Term and Termination

8.1	This Agreement becomes effective on signing by both parties.

8.2	This Agreement has a fixed term until December 31st 2008. During this term neither party may terminate the Agreement without good cause. The agreement may be terminated without good cause for the first time with effect on January 1st 2009 with a 3 months notice and in writing. Should the agreement not be terminated, it is automatically extended by one further year. In all subsequent years, the notice period is 3 months to December 31st of the current year.

8.3	The right to termination for good cause remains unaffected. Good cause shall be deemed to exist in particular if

a)	insolvency, composition or bankruptcy proceedings have been initiated against one of the Parties or the initiation of such proceedings has been refused due to lack of funds sufficient to cover the costs thereof;

b)	a third party acquires direct or indirect control over one of the Parties and such acquisition adversely affects the interests of the other Party;

c)	IBC ceases to make payments or is in default with payment obligations under this Agreement for more than 60 days despite a written reminder from TRINA and the appointment of an appropriate time limit as stated in 6.5.;

d)	one of the Parties transfers rights and/or obligations under this Agreement to third parties without the prior written consent of the other Party in violation of Clause 13;

e)	the Products do not fulfil the agreed specification which is proved by a reputable institute shown in 5.5. despite a written reminder from IBC and the appointment of an appropriate time limit;

f)	TRINA doesn’t fulfil the warranty-obligations of this Agreement despite a written reminder from IBC and the appointment of an appropriate time limit;

g)	TRINA sells without a written approval from IBC Products directly to final users or installers (except for end-user or installer with a demand of above 3MWp/Year) or to customers for which IBC has explicit asked TRINA for a customer-protection under condition in 5.11.

8.4	Any termination shall be deemed to have been duly given only if made in writing, in the English language and if delivered to the following addresses:

If to TRINA, to:

Changzhou Trina Solar Energy Co., Ltd, No. 2 Xin Yuan Yi Road, Electronics Park, New District, Changzhou, Jiangsu, Zipcode 213031, China

if to IBC to:

IBC-SOLAR AG, Am Hochgericht 10, 96231 Bad Staffelstein, Germany;

and if made in the following manner: (i) hand delivery against a receipt signed and dated by the addressee, (ii) registered mail with return receipt requested, or (iii) courier.

9.	Consequences of Termination

9.1	Each party’s further rights and obligations cease immediately on termination of this Agreement but termination does not affect:

a)	a party’s accrued rights and obligations at the date of termination;

b)	the continued existence and validity of the rights and obligations of the parties under those clauses which are expressed to survive termination and any provisions of this Agreement necessary for the interpretation enforcement of this Agreement;

c)	The validity of warranty-conditions.

9.2	The termination of this Agreement for good cause does not rise any liability on one of the parties to pay any damages, compensation or other consideration to the other party for loss of profits, goodwill or otherwise.

9.3	As of the date the termination takes effect, IBC shall avoid all references to his capacity as a Distributor of TRINA and shall remove any such references from both his business premises and his business papers etc. and shall, in particular, cease to use the Trademarks. The right of IBC to handle pending customer transactions shall remain unaffected.

9.4	From the date of termination TRINA shall have the right to refuse to accept further orders.

10.	Confidentiality, Competition

10.1	Each Party agrees to keep secret and strictly confidential any and all information (including, but not limited to, the specifications of Products, operations, processes, plans or intentions, Product information, know-how, design rights, trade secrets, market opportunities and business affairs as well as other information exchanged between the Parties under this Agreement) disclosed by the other Party and not to disclose such information to any third party, unless otherwise agreed in writing.

10.2	Each Party furthermore agrees that it may only use information as set forth above for the purpose of carrying out this Agreement. However and notwithstanding the foregoing, the confidentiality obligation as set forth in this Article shall not apply to information:

a)	which is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by one of the Parties;

b)	which can be shown by one party to the other party’s reasonable satisfaction to have been known by the one party at the time of receipt;

c)	which was disclosed to one party by a third party who may lawfully do so under no obligation of confidentiality towards the other Party;

d)	which one party can prove, is/was developed independently from information or materials from the other party;

e)	which is required to be disclosed by law or court order or government where one party or it’s affiliate (including parent company or subsidiary) is located, provided that notice thereof is promptly delivered to the other Party in order to provide for an opportunity of challenge or limit the disclosure obligation.

The disclosing party shall have the burden of proving any of the above listed exceptions.

10.3	Both Parties shall limit the access to information to such persons or employees who have to be informed thereof within the scope of this Agreement and who have either by means of their employment contract or by a separate secrecy undertaking accepted to be subject to an obligation similar to that set forth in this Article, and which shall be effective, as far as legally possible, both during and after the period of their employment.

10.4	The confidentiality obligations as set forth above shall survive a termination or expiration of this Agreement for a period of 2 years.

11.	Assignment

The assignment of rights and obligations of one of the parties under this Agreement shall require the written consent of the other party. If any customer of IBC, who purchased the Products directly or indirectly from IBC, requires the assignment of rights concerning warranty for the Products, IBC shall be allowed to assign these rights to his customer. Irrespective hereof, each of the parties shall have the right to assign rights and obligations under this Agreement without the consent of the other Party to its associated enterprises.

12.	Force Majeure

12.1	Unless otherwise specifically stated in this Agreement, neither party shall be responsible for default in the performance of its obligations due to contingencies beyond its control such as natural disaster, war, insurrection, epidemic, riot, revolution, commotion, strikes, lock-out or governmental restrictions. If either party is prevented by such cause or causes from performing its obligations under this Agreement, such party shall promptly notify the other party thereof. Any default until the date of dispatch of such notice shall not be deemed to have taken place due to causes beyond the control of the defaulting party.

12.2	In the event that such cause or causes have continued to exist for three (3) months or more, the non-defaulting party may, at its option, suspend or terminate this Agreement by giving notice to that effect in writing to the other party.

13.	Arbitration

13.1	This Agreement is governed by, and shall be construed in accordance with the laws of Germany. The UN Convention on the International Sale of Goods (CISG) shall not apply.

13.2	All arbitration proceedings shall be conducted in English and the place of arbitration shall be Stockholm, Sweden.

14.	General

14.1	Changes and amendments to this Agreement are possible, but they shall be valid only if made in writing and if they are accepted and signed by or on behalf of both parties. This rule also applies to an agreement under cancellation of the written form requirement.

14.2	The invalidity or impracticability of any of the provisions of this Agreement shall not affect the validity of the remaining provisions. In this case, the parties shall replace the invalid or impracticable by the valid or practicable provision which comes as close as possible to the invalid or impracticable provision.

Jiangsu, 26.5.07	Bad Staffelstein, 22.5.07

/s/ Jifan Gao	/s/ Udo Möhrstedt
Jifan Gao, CEO on behalf of Trina Solar Limited 26.5.07	Udo Möhrstedt, CEO on behalf of IBC SOLAR AG

/s/ Arturo Herrero	/s/ Christian Lieberth
Arturo Herrero, Director Sales & Marketing, on behalf of Trina Solar Limited	Christian Lieberth, purchasing manager on behalf of IBC SOLAR AG

List of Annexes	IBC SOLAR AG Postbox 1107 . Am Hochgericht 10 96231 Bad Staffelstein/Germany Phone +49 95 73 / 92 24-0 - Fax 92 24-111

Annex 1:	void

Annex 2:	Warranty Terms

Annex 3:	Products

Annex 4:	Quantities

Annex 5:	Price List

Annex 6:	Quality Criteria

Annex 2

Limited Warranty for PV Modules

for PV Modules sold to IBC

1. Limited Product Warranty – Five Years Repair, Replacement or Refund Remedy (for deliveries in 2007 the period will be 2 years)

Subject to Clause 3 below, Changzhou Trina Solar Energy Co., Ltd (“TRINA”) warrants its Photovoltaic Solar Modules, including factory-assembled DC connectors and cables, if any (together, the “MODULES”), to be free from defect in materials and workmanship under normal application, installation, use and service conditions, for a period ending sixty (60) months from the date of sale as shown on the invoice to the original end customer (the “CUSTOMER”). If MODULES fail to conform to this warranty during such sixty (60) month period, TRINA will, at its option, either repair or replace the product, or refund the purchase price as paid by the CUSTOMER. Such repair, replacement or refund shall be the sole and exclusive remedy provided under this Clause 1 and shall not extend beyond the sixty (60) month period set forth herein. It will be performed directly to the CUSTOMER only. This Clause 1 does not warrant a specific power output, which shall be exclusively covered under Clause 2 below (“Limited Peak Power Warranty”). According to the valid laws in Germany and the European Union, in case of any defect of the Modules within the first 24 months from the date of sale as shown on the invoice to the original end consumer, TRINA will bear supplementary to the above described liability all other cost to handle the warranty, such as cost for evaluation, transport, deinstallation, reinstallation and missing energy production.

2. Limited Peak Power Warranty – Limited Remedy

12 years (for deliveries in 2007 the period will be 10 years)

Subject to Clause 3 below, if, within a period of twelve (12) years (10 years for deliveries in 2007) from the date of sale as shown in the invoice to the CUSTOMER, any MODULE(s) exhibits a power output less than 90% of the “Peak Power at STC” as specified at the date of invoice in TRINA’s applicable product information sheet (the “PRODUCT INFORMATION SHEET”), TRINA will, at its option, either provide additional MODULES to the CUSTOMER to make up for such loss in power, or replace the defective MODULE(s).

25 years

Subject to Clause 3 below, if, within a period of twenty-five (25) years from the date of sale as shown in the invoice to the CUSTOMER, any MODULE(s) exhibits a power output of less than 80% of the “Peak Power at STC” as specified at the date of invoice in TRINA’s PRODUCT INFORMATION SHEET, TRINA will, at its option, either provide additional MODULES to the CUSTOMER to make up for such loss in power, or replace the defective MODULE(s).

The remedies set forth in this Clause 2 shall be the sole and exclusive remedies with respect to any deficiency in the power output of MODULES.

Peak Power at STC

Peak Power at STC is the power in Watt peak that a PV-module generates in its Maximum Power Point. STC (Standards-Test-Conditions) are as follows: (a) light spectrum of AM 1.5, (b) an irradiation of 1.000W per m2 and (c) a cell temperature of 25 degree centigrade at right angle irradiation. The measurements are carried out in accordance with IEC 61215:2005 as tested at the connectors per calibration and testing standards according to IEC 60904-1 ...... IEC 60904-10.

3. Exclusions and Limitations

(1)	All warranty claims must be filed within the applicable warranty period.

(2)	The “Limited Product Warranties” and the “Limited Peak Power Warranties” described in Clauses 1 and 2 above shall not apply to, and TRINA shall have no obligation of any kind whatsoever with respect to, any MODULES which have been subjected to:

}	Misuse, abuse, neglect or accident;

}	Alteration, improper installation or application;

}	Non-observance of TRINA’s installation and maintenance instructions;

}	Repair or modifications by someone other than an approved or appointed service technician of TRINA, or

}	Power failure surges, lighting, flood, fire, accidental breakage or other events outside the control of Trina

(3)	After the period of 24 months from the date of sale as shown on the invoice to the original end customer neither the “Limited Product Warranties” nor the “Limited Peak Power Warranties” set forth in Clauses 1 and 2 above, respectively, shall cover or include any transportation charges, customs clearance or any other costs for return of the MODULES, or for reshipment of any repaired or replaced MODULES, or costs associated with the installation, removal or reinstallation thereof, all such costs being the sole obligation of the CUSTOMER.

(4)	Warranty claims will not be honored if the type or serial number of the MODULES have been altered, removed or made illegible.

4. Limitation of Warranty Scope

The warranties described in these “Limited Warranties for PV Modules” are exclusive and are expressly in lieu of and exclude all other warranties, whether written, oral, express or implied, including but not limited to, warranties of merchantability and of fitness for a particular purpose, use, or application, and all other obligations or liabilities on the part of TRINA, unless such other obligations or liabilities are expressly agreed to in writing signed and approved by TRINA. TRINA shall have no responsibility or liability whatsoever for damage or injury to persons or property, or for other loss or injury resulting from any cause whatsoever arising out of or related to the modules, including, without limitation, any defects in the modules or from use or installation. Under no circumstances shall TRINA be liable for incidental, consequential or special damages, howsoever cause. Loss of use, loss of profits, losses of production, loss of revenues are therefore specifically and without limitation excluded to the extent legally permissible. TRINA’S aggregate liability, if any, in damages or otherwise, shall not exceed the invoice as paid by the CUSTOMER. Exception from this limitation is only the liability described in clause 1 within the first 24 months from the date of sale as shown on the invoice to the original end consumer. FOR SALES TO THE U.S. ONLY: SOMES STATES IN THE U.S. DO NOT ALLOW LIMITATIONS ON IMPLIED WARRANTIES OR THE EXCLUSION OF DAMAGES BY STATE LAW. THEREFORE, THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO YOU.

5. Obtaining Warranty Performance

If the CUSTOMER believes that it has a justified claim covered by this “Limited Warranties for PV Modules”, the CUSTOMER shall send an immediate notification in writing directly to Trina Solar Limited, No.2 Xin Yuan Yi Road, Electronics Park, New District, Changzhou Jiangsu, Zipcode 213031, China. Together with the notification, the CUSTOMER must enclose the evidence of the claim, such as the description of the defect, documents showing results of the defect with the corresponding serial number of the MODULE(s) and a copy of the invoice for such MODULES.

The return of any MODULES will not be accepted unless prior written authorization has been given by TRINA.

6. Disputes

In case of any dispute over a warranty claim, TRINA shall select an internationally recognized test institute, such as (for example) Fraunhofer ISE in Freiburg / Germany, TÜV Rheinland in Cologne / Germany, or ASU Arizona State University, as a single arbitrator to judge the claim. The determination of such arbitrator shall be final and binding on all parties. All fees and expenses of the arbitrator shall be borne by the losing party, unless otherwise awarded by the arbitrator. FOR SALES TO U.S. ONLY: THIS LIMITED WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS. YOU MAY ALSO HAVE OTHER RIGHTS BY STATE LAW THAT VARY FROM STATE TO STATE.

7. Various

The repair or replacement of the MODULES or the supply of additional MODULES does not constitute the beginning of a new warranty period, nor shall the original term of this “Limited Warranty for PV-Modules” be extended. Any replaced MODULES shall become the sole property of TRINA and shall be put at TRINA’s disposal immediately after a warranty claim has been recognized by TRINA. TRINA has the right to deliver another type of MODULE (different in size, color, shape and/or power) in case TRINA has discontinued producing the replaced MODULES at the time of the claim. TRINA’s calibration standards shall be in compliance with the standards of IEC 60904-1 ... 60904-10.

8. Validity

This “Limited Power Warranty for PV Modules” is valid for all MODULES delivered from TRINA to IBC SOLAR AG.

Trina Solar Limited:

No.2 Xin Yuan Yi Road, Electronics Park, New District, Changzhou Jiangsu, 213031,

China

Tel.: ++86

Fax.: ++86

E- mail:

Website: http://www.trinasolar.com

Annex 3

To the distribution-agreement between Trina Solar Energy Co. Ltd. and IBC-SOLAR AG.

Products

Monocrystalline Solar Modules 160, 165, 170, 175, 180, 185 Wp

•	Composed of 72 monocrystalline silicon BSF solar cells, 125mm x 125mm, cell-diameter for all cells identical

•	For each 24 cells series string one integrated bypass diode is installed

•	Heavy duty anodised aluminium frame with 40mm thickness

•	12 drainage holes in the aluminium frame

•	2 grounding holes in the middle of long sides aluminium frame

•	Dimensions 1581 x 809 x 40mm

•	Cells are laminated between high transmission low-iron 3,2mm tempered glass and sheet of TPT type: ICOSOLAR 2442/Isovolta and two sheets of EVA

•	Waterproof versatile junction box incl. pressure equalisation membrane, with an own TUV safety class II and IEC 61215:04.1993 certification

•	Nominal power see table below

•	Minimum power not more than -3% below nominal power

•	Safety class II up to 715 V system voltage.

•	1EC 61215:04.1993.

•	Warranty-terms:

o	5 years product-warranty

o	12 years limited power warranty on 90% power output (2007: 10 years)

o	25 years limited power warranty on 80% power output

•	Incl. fast-connecting system original Multi-Contact type 4 with OEM parts from Multi-Contact, Switzerland

•	Within 2007 Cixi Renhe Connectors compatible with MultiContact Type 3 are accepted

•	Cable-type: Copper core cable, Cable-length 900mm (minus) and 900 mm (plus), 4.0mm2 with TÜV-mark

•	Serial number laminated in the module

•	Serial number + Barcode of serial number outside on the carton

•	100% end control with individual registration of electrical characteristic for each module, data provided compiled in an EXCEL-file

•	When the ROHS-standard becomes mandatory for solar modules in Europe, IBC will only accept solar modules according to that standard.

•	Average power over various shipments shall be above nominal power

•

Packing style: Double packing of two modules in one carton box and horizontally stored on a pallet. The pallet size must be the same size as the module size. The pallet transportation must be possible from all 4 sides. The pallet must be strapped three times at the long side, two times at the short side and rain protected out of a stretch foil. The pallet must be unable to move in the container, saying the pallets must be fixed in the container with shipping security material. In the case if the pallet is out of wood, the wood must be treated according to the inspection trade standard SN/T 0273-2002 or heat treated as specified in ISPM # 15. Further details to be specified in the next weeks. IBC prefers pallets out of wood.

Model:	TDM- 185D	TSM- 180D	TSM- 175D	TSM- 170D	TSM- 165D	TSM- 160D
Maximum Power at STC (Pm)	185,0 Wp	180,0 Wp	175,0 Wp	170,0 Wp	165,0 Wp	160,0 Wp
Minimum Power at STC	179,5 Wp	174,6 Wp	169,8 Wp	164,9 Wp	160,1 Wp	155,2 Wp
Open circuit voltage (Uoc)	44,5 V	44,2 V	43,9 V	43,6 V	43,2 V	42,8 V
Optimum operating voltage (Ump)	37,5 V	36,8 V	36,2 V	35,8 V	35,6 V	34,9 V
Short circuit current (Isc)	5,4 A	5,35 A	5,30 A	5,25 A	5,20 A	5,15 A
Optimum operating current (Imp)	4,95 A	4,9 A	4,85 A	4,76 A	4,65 A	4,60 A

STC: Irradiance 1000W/m2, Cell temperature 25°C, AM=1,5

Annex 4

To the distribution-agreement between Trina Solar Energy Co. Ltd. and IBC-SOLAR AG.

Quantities

Monocrystalline Solar Modules TSM-160D, 165D, 170D, 175D, 180D, 185D

Production-Month	Quantity [MWp]
May 2007	[****]† MWp
June 2007	[****]† MWp
July 2007	[****]† MWp
August 2007	[****]† MWp
September 2007	[****]† MWp
October 2007	[****]† MWp
November 2007	[****]† MWp
December 2007	[****]† MWp
January 2008	[****]† MWp
February 2008	[****]† MWp
March 2008	[****]† MWp
Quarter 2 / 2008	[****]† MWp
Quarter 3 / 2008	[****]† MWp
Quarter 4 / 2008	[****]† MWp

TRINA will ensure at least the following product mix:

TSM-160D	5%
TSM-165D	10%
TSM-170D	40%
TSM-175D	30%
TSM-180D	10%
TSM-185D	5%

Any change of the production-mix towards higher shares of the higher power-classes will be accepted by IBC.

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 5

To the distribution-agreement between Trina Solar Energy Co. Ltd. and IBC-SOLAR AG.

Price List valid starting from May 2007

1.	Pricing is measured on the basis of Nominal Power according to the data-sheet of the purchased modules and calculated for shipments of full container loads only. The combination of different types of modules in one container should be avoided.

2.	The following prices are calculated on the minimum purchase quantity set forth in Clause 5 of the Distribution Agreement. The prices for the modules are calculated as follows:

TSM-160D:	[****]† US$ / Wp	[****]† US$ / pc.
TSM-165D:	[****]† US$ / Wp	[****]† US$ / pc.
TSM-170D:	[****]† US$ / Wp	[****]† US$ / pc.
TSM-175D:	[****]† US$ / Wp	[****]† US$ / pc.
TSM-180D:	[****]† US$ / Wp	[****]† US$ / pc.
TSM-185D:	[****]† US$ / Wp	[****]† US$ / pc.

All prices are CIF European Seaport.

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 6

To the distribution-agreement between Trina Solar Energy Co. Ltd. and IBC-SOLAR AG.

Quality Criteria

Valuation of IBC-Modules	IBC-specification 1A quality corresponds to a value between 100 uad more than 80 points
Characteristic	Description of abnormality	Value/size of abnormality	Deduction of points

Power output	Lower power output	< PNenn - 3%	Rejection

Geometry	1 abnormality of module size	± 2 mm < x < ± 4 mm	11 points
	1 abnormality of module size	> ± 4 mm	Rejection
	1 mitre gap of	< 0,5 mm	5 points
	1 mitre gap of	> 0,5 mm	11 points
	1 position of cell differs	> ± 2 mm	2 points
	1 position of string differs	> ± 2 mm	2 points
	1 cell overlapping/striking		Rejection
	J-box not true to dimension	> ± 2 mm	2 points
	Cabling or connectors defect		Rejection
	Damage of the back site foil		Rejection

Optic	1 scratch per module with lengths of	< 10 mm	5 points
	1 scratch per module with lengths of	> 10 mm	11 points
	Broken glass, crack of glass	1 / Modul	Rejection
	Silicon residues	1 / Modul	Rejection
	1 small size bubble per module with	ø < 2 mm	5 points
	1 middle size bubble per module with	2 mm < ø < 5 mm	11 points
	1 big size bubble per module with	ø > 5 mm	Rejection
	1 small size particle per module with	ø < 2 mm	4 points
	1 middle size particle per module with	2 mm < ø < 5 mm	8 points
	1 big size bubble per module with	ø > 5 mm	Rejection
	Crinkles or waves in the tedlar		5 points
	Stripes on the front side glass	Dicke > 1 mm	Rejection
	Number of stripes on the front side glass	>1	Rejection

Valuation of IBC-Modules	IBC-specification 1A quality corresponds to a value between 100 uad more than 80 points
Characteristic	Description of abnormality	Value/size of abnormality	Deduction of points

Parameters of the cells	Abnormality of colour	Refer to sample 1	0
		Refer to sample 2	0
		Refer to sample 3	Rejection
		Refer to sample 4	Rejection

	Inprints on the cells	Refer to sample 5	4 points
		Refer to sample 6	Rejection

	Screen print: interruption of the fingers per cell	<4 mm max. 3 pcs	2 points
	Screen print: nodes at the fingers per cell	<10mm max. 4 pcs	2 points
	1 crack of cell	1 / Modul	Rejection
	1 small crack at the corner of the cell	< 2 x 2 mm	11 points
	1 big crack at the corner of the cell	> 2 x 2 mm	Rejection
	1 small crack at the edge of the cell	< 10 x 0,5 mm	11 points
	1 big crack at the edge of the cell	> 10 x 0,5 mm	Rejection
	1 cell connector soldered inclined	> 1 mm	2 points
	1 cell connector not cut		2 points
	Anti reflex layer missing	2 mm < ø < 5 mm	8 points
	Anti reflex layer missing	ø > 5 mm	Rejection
	To much solder-forming flux	> 5 mm	Rejection

Sample 1

Sample 2

Sample 3

Sample 4

Sample 5

Sample 5

Annex 4

To the distribution-agreement between Changzhou Trina Solar Energy Co. Ltd. and IBC-SOLAR AG.

Fixed minimum Quantities 2008

Monocrystalline Solar Modules TSM-D01-170D, 175D, 180D, 185D and

Polycrystalline Solar Modules TSM-P05-210, 220 :

2008*	Quarter delivery volume (Wp)	Month	TSM-D01 170, 175, 180, 185 D		TSM-P05 TSM-210, TSM-220
			125x125mm		156x156mm
Quarter 1	[****]†	January (Wp)	[****]	†	0
		February (Wp)	[****]	†	0
		March (Wp)	[****]	†	[****]	†

quarter delivery volume (Wp)			[****]	†	[****]	†

Quarter 2	[****]†	April (Wp)	[****]	†	[****]	†
		May (Wp)	[****]	†	[****]	†
		June (Wp)	[****]	†	[****]	†

quarter delivery volume (Wp)			[****]	†	[****]	†

Quarter 3	[****]†	July (Wp)	0		[****]	†
		August (Wp)	0		[****]	†
		September (Wp)	0		[****]	†

quarter delivery volume (Wp)			0		[****]	†

Quarter 4	[****]†	October (Wp)	0		[****]	†
		November (Wp)	0		[****]	†
		December (Wp)	0		0

quarter delivery volume per power class (Wp)			0		[****]	†

2008*	[****]† MWp from Trina to IBC as minimum for 2008
	40ft Container with [****]† pieces Modules for TSM-D01
	40ft Container with [****]† pieces Modules for TSM-P05

-	TRINA will ensure product mix of TSM-D01 170D, 175D 180D and 185D with at least 50% share of TSM-D01 175D and at least 20% share of TSM-D01 180D.

-	Trina will ensure product mix of TSM-P05 with at least 50% share of TSM220.

Both parties agree that IBC is willing to increase quantities within 2008 further.

Bad Staffelstein,	Bad Staffelstein, 20.2.2008

/s/ Arturo Herrero	/s/ Christian Lieberth
Arturo Herrero, VP Sales & Marketing	Christian Lieberth, VP Purchasing & Product Management
on behalf of Changzhou Trina Solar Energy Co. Ltd.	on behalf of IBC SOLAR AG

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 5

To the distribution-agreement between Changzhou Trina Solar Energy Co. Ltd. and IBC-SOLAR AG.

Price List valid starting from January 2008

1.	Pricing is measured on the basis of Nominal Power according to the data- sheet of the purchased modules and calculated for shipments of full container loads only. The combination of different types of modules in one container should be avoided.

2.	The following prices are calculated on the minimum purchase quantity set forth in Clause 5 of the Distribution Agreement. The prices for the modules are calculated as follows:

TSM-D01, mono, 5”, 72 cells

TSM-D01 170D:	[****]† US$ / Wp	[****]† US$ / pc.

TSM-D01 175D:	[****]† US$ / Wp	[****]† US$ / pc.

TSM-D01 180D:	[****]† US$ / Wp	[****]† US$ / pc.

TSM-D01 185D:	[****]† US$ / Wp	[****]† US$ / pc.

TSM-P05, poly, 6”, 60cells

TSM-210	[****]† US$ / Wp	[****]† US$ /pc.

TSM-220	[****]† US$ / Wp	[****]† US$/ pc.

All prices are calculated on DES basis (Delivered Ex Ship, Incoterms 2000).

Pricing for 2nd half year of 2008 will be 0.05 US$/Wp lower.

Pricing for DES port Spain or Italy will be 0.05 US$/Wp higer.

Both parties agree that the property of the delivered goods will be transferred to IBC with transfer of the goods in the port of destination to the next transporting agent. The delivered goods remain property of Trina until all his rights to IBC that are based on the delivery according to Art.6 of this agreement have been fulfilled. Should the delivered goods be connected with other goods or be processed by IBC, then the goods are partially property of Trina to the fraction that corresponds to the relation of the delivered goods to the other goods used by IBC on time of connection.

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Payment will be effected against collection order “documents against acceptance”. Acceptance of the draft will be 45 days after B/L-date. Documents (invoice 3-fold, packing list 3-fold, 3/3 Bill of Lading .........) have to be sent as soon as possible after shipment to IBC-bank: Deutsche Bank AG, Nuermberg Branch, Karolinenstrasse 30, 90402 Nueremberg, Germany.

Bad Staffelstein,	Bad Staffelstein, 20.2.2008

/s/ Arturo Herrero	/s/ Christian Lieberth
Arturo Herrero, VP Sales & Marketing on behalf of Changzhou Trina Solar Energy Co. Ltd.	Christian Lieberth, VP Purchasing & Product Management on behalf of IBC SOLAR AG